UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 25, 2013

The Spectranetics Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-19711	84-0997049
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9965 Federal Drive

Colorado Springs, Colorado 80921

(Address of principal executive offices) (Zip Code)

(719) 633-8333

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement

On April 25, 2013, The Spectranetics Corporation (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”), among the Company and J.P. Morgan Securities LLC and Piper Jaffray & Co., as representatives of the several underwriters named in the Underwriting Agreement (the “Underwriters”), pursuant to which the Company agreed to sell and the Underwriters agreed to purchase, subject to and upon terms and conditions set forth therein, an aggregate of 4,750,000 shares of common stock, par value $0.001 per share (the “Initial Shares”), at a net sales price of $16.92 per share (the public offering price of $18.00 per share minus the underwriting discount).  The Company also granted the Underwriters an option to purchase              additional shares of common stock (the “Option Shares”, and together with the Initial Shares, the “Shares”) at the public offering price less the underwriting discount. The offering was made to the public under the Company’s Shelf Registration Statement. The closing of the sale of the Initial Shares is expected to occur on May 1, 2013.

The Underwriting Agreement contains customary representations, warranties, and agreements of the Company and customary conditions to closing, indemnification rights and obligations of the parties and termination provisions. A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement.

Item 8.01.  Other Events

The Company priced the offering on April 25, 2013.

On April 25, 2013, the Company issued a press release announcing the pricing of the offering.  A copy of the press release is filed as Exhibit 99.1 to this Current Report on form 8-K and is incorporated by reference in this Item 8.01.

ITEM 9.01         Financial Statements and Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated April 25, 2013, among The Spectranetics Corporation. and J.P. Morgan Securities LLC and Piper Jaffray & Co. as representatives of the several underwriters named therein.
99.1	Press Release dated April 25, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SPECTRANETICS
CORPORATION

Date: April 25, 2013	By:	/s/ Roger Wertheimer
Roger Wertheimer
Vice President, Deputy General Counsel